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                                 EXHIBIT 23.3


Consent of Independent Accountants


We consent to the incorporation by reference in the Registration Statement of
U. S. Bancorp on Form S-4 of our report dated January 19, 1995, on our audits of the consolidated financial statements of West One Bancorp and subsidiaries as of December 31, 1994, and for each of the two years in the period ended December 31, 1994 (not presented separately in U. S. Bancorp's 1995 Annual Report on Form 10-K), which report includes an explanatory paragraph relating to West One Bancorp's change in accounting for investment securities in 1993 and is included in U. S. Bancorp's 1995 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."



                                  COOPERS & LYBRAND LLP



Boise, Idaho
November 14, 1995